DWS S&P 500 Plus Fund
(the “Fund”)

345 Park Avenue
New York, NY  10154

We recently sent you proxy materials regarding a Special Meeting of Shareholders scheduled to be held on April 16, 2012.   Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. By voting now you will help save on the cost of additional mailings and calls to shareholders.

Please Vote Today!

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately.  You and all other Fund shareholders will benefit from your cooperation.

The Fund’s Board of Trustees recommends a vote “FOR” the proposal to approve an Agreement and Plan of Reorganization between the Fund and DWS S&P 500 Index Fund, all as detailed in your proxy statement.  A copy of the proxy statement is available by calling the toll free number shown below.

1-800-893-5874

Your vote is urgently needed! Please vote now to be sure your vote is received in time for the April 16, 2012 Special Meeting of Shareholders.
The Fund has made it very easy for you to vote.  Choose one of the following methods:

●  Speak to a live proxy specialist by calling 1-800-893-5874. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

●  Log on to the website noted on your card, enter your control number printed on the card, and vote by following the on-screen prompts.

●  Call the phone number on your card, enter the control number printed on the card, and follow the touchtone prompts.

●  Mail in your signed card in the envelope provided.

Voting takes only a few minutes. Thank you for your participation in this important matter.

DWSS&P500+-R